Exhibit 99.1

iParty Corp Reports Financial Results for First Quarter 2012

8.6% Same Store Sales Increase

DEDHAM, Mass.--(BUSINESS WIRE)--April 25, 2012--iParty Corp. (NYSE Amex: IPT - news), a leading party goods retailer, today reported financial results for its first quarter of fiscal year 2012, which ended on March 31, 2012.

First Quarter 2012 Highlights

  Comparable store sales increase for the first quarter of 2012 of 8.6%.
  Consolidated revenues of $15.8 million for the first quarter of 2012, a 4.4% increase compared to the first quarter of 2011.
  Reopening of flood damaged store in West Lebanon, New Hampshire.
  Net loss of $1.2 million for the first quarter of 2012, compared to a net loss of $1.5 million for the first quarter of 2011.

Sal Perisano, iParty’s Chairman and Chief Executive Officer, stated, “The first quarter of 2012 was a strong one for iParty with significantly improved same store sales. Good weather, two regional teams in the Super Bowl, a Saturday St Patrick’s Day and an early Easter contributed to a comparable store sales increase of 8.6%, despite not having the benefit of a sales run up for New Year’s Eve that occurred in the first quarter of 2011. The net result of our strong sales performance this quarter, along with effective expense control, was the improvement of our net loss for the first quarter by approximately $300 thousand compared to last year’s net loss.”

Mr. Perisano further stated, “With regard to our more recent store additions, our Boston stores on Boylston Street and in South Bay and our new store in Manchester, Connecticut are seeing very strong comparative sales. The sales performance of these new stores is exceeding our expectations and we believe that they will deliver an enhanced profit contribution for 2012. Also, we expanded our e-commerce offering in the first quarter beyond Halloween and related merchandise and continue to see improved e-commerce sales. Consistent with our plan and on the strength of our first quarter, we are actively exploring new locations to add to our base this year.”

Operating Results

For the first quarter of 2012, consolidated revenues were $15.75 million, a 4.4% increase compared to $15.09 million for the first quarter of 2011. Comparable store sales in the first quarter of 2012 increased 8.6% compared to the year-ago period. Consolidated gross profit margin was unchanged at 36.4% for the first quarter of 2012 compared to the same period in 2011. Consolidated net loss for the first quarter of 2012 improved approximately $300,000 to $1.24 million, or $0.05 per basic and diluted share, compared to consolidated net loss of $1.51 million, or $0.06 per basic and diluted share, for the first quarter in 2011. On a non-GAAP basis, net loss for the first quarter of 2012 before interest, taxes, depreciation and amortization (“EBITDA”) was $834 thousand, compared to EBITDA net loss of $1.05 million for the first quarter in 2011. EBITDA is calculated as net income (loss), as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, depreciation and amortization and income taxes. The schedule accompanying this release provides the reconciliation of net loss for the first quarter of 2012 and 2011, under GAAP to a non-GAAP, EBITDA basis.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 52 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and party goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and other merchandise available through iParty’s internet site, our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring monthly coupons, store and online promotions and ideas and themes, offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures

Pursuant to the requirements of Regulation G, we have provided below reconciliations of any non-GAAP financial measures we use in this press release to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA, which is a non-GAAP financial measure, is an important supplemental measure of operating performance to investors. The discussion below defines this term, why we believe it is a useful measure of our performance, and explains certain limitations on the use of non-GAAP financial measures such as our use of EBITDA.

EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles ("GAAP"), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors' ability to analyze trends in our business and compare our financial and operating performance to that of our peers.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA has certain limitations. Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In particular, we have opened new stores through the expenditure of capital funded with borrowings under our bank line of credit. Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

RECONCILIATION OF NON-GAAP MEASURES

	For the quarter ended
	Mar 31, 2012	Mar 26, 2011
Net loss, as reported under GAAP	$(1,235,266)	$(1,510,911)

plus, Interest expense, net	49,330	73,182
plus, Depreciation and amortization	352,176	384,325
plus, Income taxes	-	-

EBITDA net loss, non-GAAP	$(833,760)	$(1,053,404)

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; disruptions to our most important selling season, Halloween; the successful implementation of our growth and marketing strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; effect of Chinese inflation on our suppliers and product pricing; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; risks related to e-commerce; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the quarter ended
	Mar 31, 2012	Mar 26, 2011
Revenues	$15,753,745	$15,092,128
Operating costs:
Cost of products sold and occupancy costs	10,026,180	9,600,871
Marketing and sales	5,210,909	5,136,742
General and administrative	1,702,376	1,786,022

Operating loss	(1,185,720)	(1,431,507)

Change in fair value of warrant liability	(216)	(6,222)
Interest expense, net	(49,330)	(73,182)

Net loss	$(1,235,266)	$(1,510,911)

Loss per share:
Basic and diluted	$(0.05)	$(0.06)

Weighted-average shares outstanding:
Basic and diluted	24,408,594	24,319,464

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	Mar 31, 2012	Dec 31, 2011
ASSETS
Current assets:
Cash	$62,450	$63,650
Restricted cash	523,635	819,604
Accounts receivable	707,089	1,377,234
Inventories	16,612,714	15,965,507
Prepaid expenses and other assets	1,510,572	1,415,780
Deferred income tax asset	46,762	46,762
Total current assets	19,463,222	19,688,537
Property and equipment, net	2,603,817	2,664,086
Intangible assets, net	546,765	626,900
Other assets	311,068	333,731
Deferred income tax asset	540,841	540,841
Total assets	$23,465,713	$23,854,095

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and book overdrafts	$6,707,479	$5,970,015
Accrued expenses	2,133,309	2,295,467
Current portion of capital lease obligations	2,307	4,613
Borrowings under line of credit	5,577,293	5,366,512
Total current liabilities	14,420,388	13,636,607

Long-term liabilities:
Deferred rent	1,519,158	1,504,973

Commitments and contingencies

Convertible preferred stock	13,012,668	13,012,668
Common stock	24,409	24,409
Additional paid-in capital	53,036,492	52,987,574
Accumulated deficit	(58,547,402)	(57,312,136)
Total stockholders' equity	7,526,167	8,712,515

Total liabilities and stockholders' equity	$23,465,713	$23,854,095

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com